Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Patterson-UTI Drilling Company LLC, a Texas limited liability company (the “Company”) and James M. Holcomb (“Executive”).

WHEREAS, the Company currently employs Executive as Senior Vice President – Operations and wishes to recognize and reward Executive for his services; and

WHEREAS, in connection with the promotion of Executive to President of the Company, the Company and Executive have agreed to enter into an employment agreement on the terms and conditions, and for the consideration, hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of January 1, 2012 (the “Effective Date”) and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Positions and Office. From and after the Effective Date, Executive shall serve in the position of President of the Company or in such other position or positions as the parties mutually may agree, with a principal place of employment at the Company’s office in Houston, Texas.

1.3 Duties and Services. Executive agrees to serve in the positions referred to in Section 1.2 hereof and to perform diligently and to the best of Executive’s abilities the usual and customary duties and services appertaining to such positions, as well as such additional duties and services appropriate to such positions which the Company and Executive mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s executives, as such policies may be amended from time to time. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company and its affiliates.

1.4 Business Opportunities. Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE II

COMPENSATION

2.1 Base Salary. During the Term, Executive shall receive an annualized base salary of $325,000 (the “Base Salary”), subject to any increases that may be granted in the future.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. Subject to the remaining terms of this Article III, this Agreement shall be for an initial term that begins on the Effective Date and continues in effect through the third anniversary of the Effective Date (the “Initial Term”) and, unless terminated sooner as herein provided, shall continue on a year to year basis after the third anniversary of the Effective Date (each a “Renewal Term” and together with the Initial Term, the “Term”). If the Company or Executive elects not to renew this Agreement for a Renewal Term, the Company or Executive must notify the other party at least 90 days before the expiration of the then-current Initial Term or Renewal Term, as applicable. In the event that one party provides the other with such a notice, no further automatic extensions will occur and this Agreement shall terminate at the end of the then-existing Initial Term or Renewal Term, as applicable.

3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a) Executive’s death or “Disability” (as defined below); or

(b) for “Cause” (as defined below); or

(c) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

For purpose of this Agreement, “Cause” shall mean (i) material breach by Executive of his obligations under this Agreement; (ii) conduct by Executive which is materially adverse to the interests of the Company or any affiliate; or (iii) dishonesty by Executive in his business dealings, or misappropriation of funds or property of the Company or any affiliate by Executive.

For purposes of this Agreement, “Disability” shall mean Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months as determined by the Company and certified in writing by a competent medical physician jointly selected by Executive (or Executive’s legally authorized representative) and the CEO.

3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for:

(a) “Good Reason” (as defined below); or

(b) for any other reason whatsoever or no reason at all, in the sole discretion of Executive.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (i) a material diminution in Executive’s Base Salary as of the Effective Date; (ii) a material diminution in Executive’s duties or responsibilities; (iii) the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 75 miles from the location of Executive’s principal place of employment as of the Effective Date; or (iv) a material breach by the Company of a material provision of this Agreement.

Notwithstanding the foregoing any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in this Section 3.3 giving rise to Executive’s termination of employment must have arisen without Executive’s consent; and (ii) (A) Executive must provide written notice to the Company of such condition within 45 days of the initial existence of the condition, (B) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company and (C) the date of Executive’s termination of employment must occur within 30 days after the expiration of the cure period set forth in (B) above. This definition of “Good Reason” shall be construed and administered in accordance with the requirements of Treasury Regulation Section 1.409A-1(n)(2).

ARTICLE IV

PROTECTION OF INFORMATION

4.1 Confidential Information. The Company shall disclose to Executive and Executive shall hold in a fiduciary capacity for the benefit of the Company secret or confidential information and knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement) (referred to herein as “Confidential Information”). After termination of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. As soon as reasonably possible, but not later than two business days after Executive’s date of termination, Executive shall return to Company all documents and other tangible items of or containing Confidential Information which are in Executive’s possession, custody or control, or with respect to equipment that is not Company property that is in Executive’s possession, custody or control and which contains Confidential Information, Executive shall purge such Confidential Information from such equipment.

ARTICLE V

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

5.1 Effect of Termination of Employment on Compensation.

(a) Benefit Obligation and Accrued Obligation Defined. For purposes of this Agreement, payment of the “Benefit Obligation” shall mean payment by the Company to Executive (or his designated beneficiary or legal representative, as applicable), in accordance with the terms of the applicable plan document, of all vested benefits to which Executive is entitled under the terms of the employee benefit plans and compensation arrangements in which Executive is a participant as of Executive’s date of termination. “Accrued Obligation” means the sum of (i) Executive’s Base Salary through Executive’s date of termination, (ii) any accrued vacation pay earned by Executive, and (iii) any incurred but unreimbursed expenses for which Executive is entitled to reimbursement, in each case, to the extent not theretofore paid.

(b) By the Company for Cause; By Executive Without Good Reason. If during the Term Executive’s employment is terminated by the Company for Cause or by Executive for any reason other than Good Reason, the Company shall pay to Executive the Accrued Obligation within 30 days following the date of Executive’s date of termination or such earlier date as may be required by law. Following such payment, the Company shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(c) Death; Disability; By the Company Without Cause or by Executive for Good Reason. If during the Term (x) Executive’s employment is terminated due to death or Disability or by the Company without Cause or (y) Executive terminates his employment for Good Reason, then Executive (or his designated beneficiary or legal representative, if applicable) shall receive the following benefits and compensation from the Company:

(i) the Company shall pay Executive (or his designated beneficiary or legal representative, if applicable) the Accrued Obligation within 30 days following the date of Executive’s date of termination or such earlier date as may be required by law;

(ii) the Company shall continue to pay to Executive (or his designated beneficiary or legal representative, if applicable) his Base Salary as in effect on Executive’s date of termination in accordance with the Company’s usual and customary payroll procedures for a period of time equal to (x) in the event of termination of Executive’s employment due to death or Disability, twelve months following Executive’s date of termination or (y) in the event of termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, the longer of (1) the remainder of the Term or (2) twelve months following Executive’s date of termination; provided, however, that the payments normally payable during the 60-day period following Executive’s date of termination shall be accrued and paid in a lump sum within five days following the end of such 60-day period;

(iii) the Company shall pay Executive (or his designated beneficiary or legal representative, if applicable) the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements; and

(iv) during the twelve month period following Executive’s date of termination, Executive (if applicable) and his eligible dependents as of Executive’s date of termination shall continue to be covered by all medical, vision and dental benefit plans (but not including life or disability insurance) maintained by the Company under which Executive was covered immediately prior to his date of termination at the same active employee premium cost as a similarly situated active employee; provided, however, in any case the benefits provided by this paragraph shall cease if Executive becomes entitled to any group health benefits from a new employer.

(d) General Release of Claims. Payments to Executive under this Article V (other than Accrued Obligations and Benefit Obligations) are contingent upon Executive’s execution (or his estate, if applicable) of a release within 50 days of Executive’s date of termination in a form reasonably satisfactory to the Company that is not revoked by Executive (or his estate, if applicable) during any applicable revocation period provided in such release (which shall release and discharge the Company and its affiliates, and their officers, directors, managers, employees and agents from any and all claims or causes of action of any kind or character).

ARTICLE VI

RESTRICTIVE COVENANTS

6.1 Definitions. As used in this Article VI, the following terms shall have the following meanings:

(a) “Business” means the contract drilling business in which the Company, including its affiliates, is engaged in during the Prohibited Period.

(b) “Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its affiliates be deemed a Competing Business.

(c) “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(d) “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.

(e) “Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of two years following Executive’s date of termination.

(f) “Restricted Area” means any country or subdivision thereof in which the Company or its affiliates currently engages in the Business and includes the parishes in Louisiana listed on Appendix A.

6.2 Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VI; (i) in consideration for the Confidential Information provided by the Company to Executive pursuant to Article IV of this Agreement; (ii) as part of the consideration for the compensation and benefits to be paid to Executive hereunder; (iii) to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, the business goodwill of the Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates; and (iv) as an additional incentive for the Company to enter into this Agreement.

(a) Subject to the exceptions set forth in Section 6.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b) Notwithstanding the restrictions contained in Section 6.2(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 1% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 6.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(d) Executive expressly recognizes that Executive is a high-level, executive employee who will be provided with access to Confidential Information and trade secrets as part of Executive’s employment and that the restrictive covenants set forth in this Section 6.2 are reasonable and necessary in light of Executive’s executive position and access to the Company’s Confidential Information and trade secrets.

6.3 Non-Disparagement. Executive agrees that during the Term and thereafter, he shall refrain from making any statements (or authorizing any statements as being attributed to Executive) about the Company or its affiliates that are critical, derogatory or which may tend to injure the reputation or business of the Company or its affiliates. The foregoing notwithstanding, nothing shall prevent Executive from testifying in any legal proceeding pursuant to a subpoena or other legal process.

6.4 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 6.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of Article IV or this Article VI by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of Article IV or this Article VI by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of Article IV or this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of Article IV or this Article VI, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

6.5 Reasonableness; Enforcement. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VI are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation and Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VI be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VI invalid or unenforceable.

6.6 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VI would cause irreparable injury to the Company. Executive expressly represents that enforcement of the restrictive covenants set forth in this Article VI will not impose an undue hardship upon Executive or any person or entity affiliated with Executive. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the restrictive covenants will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	Mr. James M. Holcomb, at his last known residence address in the records of the Company

If to the Company, addressed to:	Patterson-UTI Drilling Company LLC 4510 Lamesa Highway Snyder, TX 79549 Attention: Chief Executive Officer

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

7.2 Applicable Law; Submission to Jurisdiction. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

7.3 Cooperation. Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of his employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of his employment to the extent the Company pays all expenses Executive incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Executive in good faith) with Executive’s personal or professional schedule.

7.4 No Waiver; Severability; Counterparts. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.5 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement (whether actually or constructively made to Executive or treated as included in Executive’s income under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) all federal, state, city and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

7.6 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.7 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

7.8 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

7.9 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles IV, V, VI and VII shall survive any termination of the employment relationship and/or of this Agreement.

7.10 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company.

7.11 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

7.12 Compliance with Code Section 409A.

(a) It is intended that the payments and benefits provided under this Agreement shall be exempt from or comply with the application of the requirements of Code Section 409A. This Agreement shall be construed, administered and governed in a manner that affects such intent. Specifically, (i) each payment under this Agreement, including each payment in a series of installment payments, is deemed to be a separate installment payment and (ii) any taxable benefits or payments provided under this Agreement are deemed to be separate payments that qualify for the “short-term deferral” exclusion from Code Section 409A to the maximum extent possible. To the extent that this exclusion (or any other available exclusion) does not apply, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if Executive is a “specified employee,” as determined by the Company, as of his date of termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following Executive’s date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of Executive’s date of termination (or, if Executive dies during such six-month period, within 90 days after Executive’s death). For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Code
Section 409A(a)(2)(A)(i).

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of Executive’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 30th day of December, 2011.

PATTERSON-UTI DRILLING COMPANY LLC

By:	/s/ Douglas J. Wall
Name: Title:	Douglas J. Wall Chief Executive Officer

EXECUTIVE

/s/ James M. Holcomb
James M. Holcomb

Appendix A

Allen

Beauregard

Bienville

Bossier

Caddo

Calcasieu

Cameron

DeSoto

Jackson

Jefferson Davis

Lafayette

Lincoln

Natchitoches

Rapides

Red River

Sabine

St. Landry

St. Mary

Vermilion

Webster